Exhibit 3.2

STATE of DELAWARE

CERTIFICATE OF AMENDMENT

Of

CERTIFICATE OF INCORPORATION

OF

RACECAR SPINCO, INC.

Racecar SpinCo, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.	The name of the corporation is Racecar SpinCo, Inc.

2.	The Certificate of Incorporation of the Corporation is hereby amended by striking out Article 1 thereof and by substituting in lieu of said Article 1 the following new Article 1:

“1. Name. The name of the Corporation is Symmetry Surgical Inc.”

3.	The amendment of the Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the DGCL.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Amended and Restated Certificate of Incorporation as of the 8th of August, 2014.

By:	/s/David C. Milne
Name:	David C. Milne
Title:	Vice President and Secretary